FOR IMMEDIATE RELEASE
February 15, 2023
For more information contact:
Tim McHugh (419) 247-2800
Welltower Reports Fourth Quarter 2022 Results
Toledo, Ohio, February 15, 2023…..Welltower Inc. (NYSE:WELL) today announced results for the quarter ended December 31, 2022.
Recent Highlights
•Reported net loss attributable to common stockholders of $0.01 per diluted share
•Reported normalized FFO attributable to common stockholders of $0.83 per diluted share
•Reported total portfolio year-over-year same store NOI ("SSNOI") growth of 12.9%, driven by SSNOI growth in our Seniors Housing Operating ("SHO") portfolio of 28.1%
•SHO portfolio year-over-year same store revenue increased 10.3% in the fourth quarter, driven by 200 basis points of year-over-year average occupancy growth and REVPOR growth of 7.5%. Same store REVPOR growth in the fourth quarter reached the highest level in our recorded history
•Announced the formation of a joint venture with Integra Healthcare Properties ("Integra") and the transition of operations for the skilled nursing assets previously managed by ProMedica to best-in-class regional operators. Integra has entered into a master lease for the entire 147-property portfolio and purchased its 15% ownership interest in two tranches of the portfolio
•Announced executive team promotions including the appointment of Nikhil Chaudhri to Executive Vice President - Chief Investment Officer and Ayesha Menon to Executive Vice President - Wellness Housing and Development
•Received a favorable Private Letter Ruling concluding that certain of Welltower’s independent living facilities are not “health care facilities” under the REIT Investment Diversification and Empowerment Act ("RIDEA") that are required to be leased to a third party or to a taxable REIT subsidiary
•Announced the appointment of Jerry Davis, a former multifamily executive with 33 years of industry experience, as a Strategic Advisor. Mr. Davis most recently served as President and Chief Operating Officer of UDR, an S&P 500 multifamily REIT, and will support our efforts on the continued build out of a full-scale, industry-leading operating platform.
Annual Highlights
•Completed $4.1 billion of pro rata gross investments during 2022 which were largely funded through the settlement of $3.7 billion of forward equity proceeds and $423 million of proceeds from dispositions and loan payoffs
•Improved net debt to Adjusted EBITDA to 6.31x at December 31, 2022 from 6.95x at December 31, 2021 with $5.1 billion of available liquidity inclusive of the line of credit capacity, available cash and near term expected disposition proceeds
•In June 2022, we closed on an amended $5.2 billion unsecured credit facility with improved pricing across our term loans. The credit facility includes $4.0 billion of revolving credit capacity at a borrowing rate of 77.5 basis points over the adjusted SOFR rate, $1.0 billion of USD term loan capacity at a borrowing rate of 85.0 basis points over the adjusted SOFR rate and $250 million CAD term loan capacity at 85.0 basis points over CDOR. In addition, the revolving facility and term loans permit a reduction in the interest rate upon meeting certain reductions in greenhouse gas emissions
•Continued to form new long-term growth relationships with best-in-class developers, operators and investors, including a strategic partnership with Reuben Brothers, a highly sophisticated global investor, through its investment in Avery Healthcare, and a programmatic relationship with Retirement Unlimited, Inc. ("RUI"), a premier U.S. seniors housing operator with a significant East Coast presence. These long-term partnerships are expected to meaningfully contribute to future capital deployment opportunities
•Named to the Bloomberg Gender-Equality Index for the fifth consecutive year in recognition of our ongoing efforts to support gender equality through policy development, representation and transparency
•Added 48 net new employees in 2022, with a focus on Asset Management, Data Analytics, Investments and Development, representing a greater than 10% expansion in the Welltower team

4Q22	Earnings Release	February 15, 2023
Capital Activity and Liquidity Inclusive of available borrowings under our line of credit, cash and cash equivalents, and restricted cash, as of December 31, 2022, we had $4.7 billion of near-term available liquidity and no material senior unsecured note maturities until 2024. During the three months ended December 31, 2022, we settled 18.0 million shares of common stock that were sold under our ATM program via forward sale agreements, resulting in $1.5 billion of gross proceeds. We reduced our share of variable rate debt to 16.0% as of December 31, 2022 from 19.7% as of September 30, 2022.
Notable Investment Activity Completed During the Quarter
In the fourth quarter, we completed $412 million of pro rata gross investments including $223 million in acquisitions and loan funding, as well as $188 million in development funding. We opened ten development projects for an aggregate pro rata investment amount of $277 million. Additionally, during the quarter we completed pro rata property dispositions and loan payoffs of $159 million.
Integra Healthcare Properties Transition During the quarter, we entered into definitive agreements to effectuate the sale and transition of 147 skilled nursing facilities operated by ProMedica. In December, ProMedica relinquished to us its 15% interest in the portfolio previously owned in a joint venture with Welltower and ProMedica, absolving ProMedica from its lease obligation related to these properties. Integra entered into master leases for the portfolio and will bear financial responsibility for all assets, including assets where it has not yet acquired an ownership stake. Integra's business plan entails entering into sub-leases with approximately 15 regional operators with strong performance track records in their respective markets. Additionally, in December we sold to Integra a 15% interest in 54 skilled nursing assets for approximately $73 million, and in January 2023, we sold to Integra a 15% interest in 31 skilled nursing assets for approximately $74 million. The transactions represent the first two tranches in the formation of an 85/15 joint venture between Welltower and Integra, with the remaining tranches expected to close over the next 12 months.
StoryPoint Senior Living During October, we closed on a tranche of five properties for a purchase price of $113 million.
Other Transactions Additionally, during the fourth quarter, we disposed of one seniors housing property for proceeds of $8 million.
Notable Investment Activity Completed During 2022
During 2022, we completed $4.1 billion of pro rata gross investments including $3.0 billion in acquisitions and loan funding, as well as $1.1 billion in development funding. We converted 21 development projects for an aggregate pro rata amount of $668 million. Additionally, during the year we completed pro rata property dispositions and loan payoffs of $423 million.
Wellness Housing Platform As the largest owner of moderately priced age-restricted and age-targeted rental housing in the U.S., we continued to grow our platform throughout 2022 through the acquisition of 42 properties. As of December 31, 2022, we have greater than 3,600 wellness housing units currently under development.
StoryPoint Senior Living During 2022, we expanded our relationship with StoryPoint Senior Living, a preeminent senior living operator based in Brighton, Michigan through the acquisition of communities throughout Michigan, Ohio and Tennessee under an aligned RIDEA 3.0 contract. In total, we have acquired 30 properties with StoryPoint throughout 2022 for a pro rata purchase price of $470 million. With a median vintage of 2016, the communities were largely in lease-up at the onset of the pandemic and, similar to the rest of the industry, were significantly impacted by COVID-related operational challenges. These properties are anticipated to generate significant occupancy, margin and cash flow growth in 2023 and beyond under StoryPoint's operating platform.
Oakmont Management Group Throughout 2022, we expanded our strategic partnership with Oakmont, a leading West Coast operator of Class-A communities focused on specialized resident health and wellness programming. We purchased four newly constructed rental communities and three stable entrance fee communities in high barrier-to-entry California markets for an aggregate purchase price of $334 million. Additionally, because of Oakmont's demonstrated track record of success to drive improved NOI, we transitioned ten California properties from another operator to Oakmont. Following these transactions, the Welltower-Oakmont partnership comprises 33 assets, with an additional property in development.
Cogir Management Corporation We continued to grow our relationship with Cogir, closing on four separate transactions during the year, for a total of 10 properties in Canada and four in the U.S. with a total pro rata purchase price of $772 million. The properties are in highly attractive markets and expected to generate unlevered IRR in the high single-digit range.
Related Companies and Atria Senior Living In 2019, we announced a long-term strategic partnership with Related Companies and Atria Senior Living to develop and invest in modern urban communities catering to seniors living in major metropolitan areas. During 2022, we delivered two residential communities as part of the partnership; Coterie Cathedral Hill, an upscale 208-unit senior living facility in a premier location within San Francisco, and a luxury residential tower in New York City that includes Coterie Hudson Yards, a 126-unit assisted living tower, and 406 apartment units.
Additionally, we began development on our third and fourth locations for the partnership's series of modern communities in California. The Cupertino development, which will grant seniors unrivaled access to the best of Cupertino's amenities with convenient connectivity to Silicon Valley, and the Santa Clara development, which is located at the apex of Silicon Valley and the growing East Bay, both broke ground during 2022.

4Q22	Earnings Release	February 15, 2023
Reuben Brothers During 2022, we formed a long-term strategic partnership in conjunction with Reuben Brothers acquisition of Avery Healthcare, one of our largest operators and our largest partner in the U.K. The 50/50 joint venture is expected to generate significant future growth opportunities through Reuben Brothers real estate investment and development acumen. During the year the joint venture acquired six properties previously owned or financed by Welltower and commenced development starts for an additional four properties. Additionally, in December 2022, Lorna Rose, a highly-accomplished seniors housing executive with over 25 years of experience, was appointed CEO of Avery to lead the joint venture into its next stage of growth. Ms. Rose spent the last seven years at Barchester Healthcare where she served as a member of the Executive Team and had responsibility for the operational leadership of 80 care homes.
Notable Investment Activity Subsequent to Year End
Subsequent to year end, we completed $283 million in pro rata gross investments, in addition to the sale of a 15% interest in 31 skilled nursing assets for approximately $74 million to Integra.
Dividend On February 15, 2023, the Board of Directors declared a cash dividend for the quarter ended December 31, 2022 of $0.61 per share. This dividend, which will be paid on March 8, 2023 to stockholders of record as of February 28, 2023, will be our 207th consecutive quarterly cash dividend. The declaration and payment of future quarterly dividends remains subject to review and approval by the Board of Directors.
Outlook for 2023 We are introducing our 2023 earnings guidance and expect to report net income attributable to common stockholders in a range of $0.57 to $0.75 per diluted share and normalized FFO attributable to common stockholders in a range of $3.35 to $3.53 per diluted share. In preparing our guidance, we have made the following assumptions:
•Same Store NOI: We expect average blended SSNOI growth of 8% to 13%, which is comprised of the following components:
◦Seniors Housing Operating approximately 15% to 24%
◦Seniors Housing Triple-net approximately 1% to 3%
◦Outpatient Medical approximately 2% to 3%
◦Long-Term/Post-Acute Care approximately 2% to 3%
•Investments: Our earnings guidance includes only those acquisitions closed or announced to date. Furthermore, no transitions or restructures beyond those announced to date are included.
•Impact of Interest Rates and Foreign Exchange Rates: Increased interest rates on floating rate debt and a strengthening U.S. Dollar relative to the British Pound and Canadian Dollar are expected to reduce 2023 normalized FFO attributable to common stockholders by approximately $0.19 per diluted share versus 2022.
•General and Administrative Expenses: We anticipate general and administrative expenses to be approximately $166 million to $174 million and stock-based compensation expense to be approximately $29 million.
•Development: We anticipate funding approximately $689 million of development in 2023 relating to projects underway on December 31, 2022.
•Dispositions: We expect pro rata disposition proceeds of $383 million at a blended yield of 7.9% in the next twelve months. This includes approximately $362 million of expected proceeds from property sales and $21 million of expected proceeds from loan repayments.
•Provider Relief Funds: Our 2023 earnings guidance does not include the recognition of any Provider Relief Funds or other government grants which may be received during the year. In 2022, we recognized approximately $35 million at our share relating to Provider Relief Funds and similar programs in the United Kingdom and Canada.
Our guidance does not include any additional investments, dispositions or capital transactions beyond those we have announced, nor any other expenses, impairments, unanticipated additions to the loan loss reserve or other additional normalizing items. Please see the Supplemental Reporting Measures section for further discussion and our definition of normalized FFO and SSNOI and Exhibit 3 for a reconciliation of the outlook for net income available to common stockholders to normalized FFO attributable to common stockholders. We will provide additional detail regarding our 2023 outlook and assumptions on the fourth quarter 2022 conference call.
Conference Call Information We have scheduled a conference call on Thursday, February 16, 2023 at 9:00 a.m. Eastern Time to discuss our fourth quarter 2022 results, industry trends and portfolio performance. Telephone access will be available by dialing (888) 340-5024 or (646) 960-0135 (international). For those unable to listen to the call live, a taped rebroadcast will be available beginning two hours after completion of the call through February 23, 2023. To access the rebroadcast, dial (800) 770-2030 or (647) 362-9199 (international). The conference ID number is 8230248. To participate in the webcast, log on to www.welltower.com 15 minutes before the call to download the necessary software. Replays will be available for 90 days.
Supplemental Reporting Measures We believe that net income and net income attributable to common stockholders ("NICS"), as defined by U.S. generally accepted accounting principles ("U.S. GAAP"), are the most appropriate earnings measurements. However,

4Q22	Earnings Release	February 15, 2023
we consider funds from operations ("FFO"), normalized FFO, NOI, SSNOI, REVPOR, SS REVPOR, EBITDA and Adjusted EBITDA to be useful supplemental measures of our operating performance. Excluding EBITDA and Adjusted EBITDA, these supplemental measures are disclosed on our pro rata ownership basis. Pro rata amounts are derived by reducing consolidated amounts for minority partners’ noncontrolling ownership interests and adding our minority ownership share of unconsolidated amounts. We do not control unconsolidated investments. While we consider pro rata disclosures useful, they may not accurately depict the legal and economic implications of our joint venture arrangements and should be used with caution.
Historical cost accounting for real estate assets in accordance with U.S. GAAP implicitly assumes that the value of real estate assets diminishes predictably over time as evidenced by the provision for depreciation. However, since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient. In response, the National Association of Real Estate Investment Trusts ("NAREIT") created FFO as a supplemental measure of operating performance for REITs that excludes historical cost depreciation from net income. FFO attributable to common stockholders, as defined by NAREIT, means net income attributable to common stockholders, computed in accordance with U.S. GAAP, excluding gains (or losses) from sales of real estate and impairments of depreciable assets, plus real estate depreciation and amortization, and after adjustments for unconsolidated entities and noncontrolling interests. Normalized FFO attributable to common stockholders represents FFO attributable to common stockholders adjusted for certain items detailed in Exhibit 2. We believe that normalized FFO attributable to common stockholders is a useful supplemental measure of operating performance because investors and equity analysts may use this measure to compare the operating performance of the Company between periods or as compared to other REITs or other companies on a consistent basis without having to account for differences caused by unanticipated and/or incalculable items.
We define NOI as total revenues, including tenant reimbursements, less property operating expenses. Property operating expenses represent costs associated with managing, maintaining and servicing tenants for our properties. These expenses include, but are not limited to, property-related payroll and benefits, property management fees paid to operators, marketing, housekeeping, food service, maintenance, utilities, property taxes and insurance. General and administrative expenses represent general overhead costs that are unrelated to property operations and unallocable to the properties, or transaction costs. These expenses include, but are not limited to, payroll and benefits related to corporate employees, professional services, office expenses and depreciation of corporate fixed assets. SSNOI is used to evaluate the operating performance of our properties using a consistent population which controls for changes in the composition of our portfolio. As used herein, same store is generally defined as those revenue-generating properties in the portfolio for the relevant year-over-year reporting periods. Acquisitions and development conversions are included in the same store amounts five full quarters after acquisition or being placed into service. Land parcels, loans and sub-leases, as well as any properties sold or classified as held for sale during the period, are excluded from the same store amounts. Redeveloped properties (including major refurbishments of a Seniors Housing Operating property where 20% or more of units are simultaneously taken out of commission for 30 days or more or Outpatient Medical properties undergoing a change in intended use) are excluded from the same store amounts until five full quarters post completion of the redevelopment. Properties undergoing operator transitions and/or segment transitions are also excluded from the same store amounts until five full quarters post completion of the operator transition or segment transition. In addition, properties significantly impacted by force majeure, acts of God or other extraordinary adverse events are excluded from same store amounts until five full quarters after the properties are placed back into service. SSNOI excludes non-cash NOI and includes adjustments to present consistent property ownership percentages and to translate Canadian properties and UK properties using a consistent exchange rate. Normalizers include adjustments that in management’s opinion are appropriate in considering SSNOI, a supplemental, non-GAAP performance measure. None of these adjustments, which may increase or decrease SSNOI, are reflected in our financial statements prepared in accordance with U.S. GAAP. Significant normalizers (defined as any that individually exceed 0.50% of SSNOI growth per property type) are separately disclosed and explained. We believe NOI and SSNOI provide investors relevant and useful information because they measure the operating performance of our properties at the property level on an unleveraged basis. We use NOI and SSNOI to make decisions about resource allocations and to assess the property level performance of our properties. No reconciliation of the forecasted range for SSNOI on a combined basis or by property type is included in this release because we are unable to quantify certain amounts that would be required to be included in the comparable GAAP financial measure without unreasonable efforts, and we believe such reconciliation would imply a degree of precision that could be confusing or misleading to investors.
REVPOR represents the average revenues generated per occupied room per month at our Seniors Housing Operating properties. It is calculated as our pro rata version of total resident fees and services revenues from the income statement divided by average monthly occupied room days. SS REVPOR is used to evaluate the REVPOR performance of our properties under a consistent population which eliminates changes in the composition of our portfolio. It is based on the same pool of properties used for SSNOI and includes any revenue normalizations used for SSNOI. We use REVPOR and SS REVPOR to evaluate the revenue-generating capacity and profit potential of our Seniors Housing Operating portfolio independent of fluctuating occupancy rates. They are also used in comparison against industry and competitor statistics, if known, to evaluate the quality of our Seniors Housing Operating portfolio.
We measure our credit strength both in terms of leverage ratios and coverage ratios. The leverage ratios indicate how much of our balance sheet capitalization is related to long-term debt, net of cash and restricted cash. We expect to maintain capitalization ratios and coverage ratios sufficient to maintain a capital structure consistent with our current profile. The ratios are based on EBITDA and Adjusted EBITDA. EBITDA is defined as earnings (net income per income statement) before interest expense, income taxes,

4Q22	Earnings Release	February 15, 2023
depreciation and amortization. Adjusted EBITDA is defined as EBITDA excluding unconsolidated entities and including adjustments for stock-based compensation expense, provision for loan losses, gains/losses on extinguishment of debt, gains/losses/impairments on properties, gains/losses on derivatives and financial instruments, other expenses, other impairment charges and other adjustments deemed appropriate in management's opinion. We believe that EBITDA and Adjusted EBITDA, along with net income, are important supplemental measures because they provide additional information to assess and evaluate the performance of our operations. Our leverage ratios include net debt to Adjusted EBITDA. Net debt is defined as total long-term debt, excluding operating lease liabilities, less cash and cash equivalents and restricted cash.
Our supplemental reporting measures and similarly entitled financial measures are widely used by investors, equity and debt analysts and ratings agencies in the valuation, comparison, rating and investment recommendations of companies. Our management uses these financial measures to facilitate internal and external comparisons to historical operating results and in making operating decisions. Additionally, they are utilized by the Board of Directors to evaluate management. The supplemental reporting measures do not represent net income or cash flow provided from operating activities as determined in accordance with U.S. GAAP and should not be considered as alternative measures of profitability or liquidity. Finally, the supplemental reporting measures, as defined by us, may not be comparable to similarly entitled items reported by other real estate investment trusts or other companies. Please see the exhibits for reconciliations of supplemental reporting measures and the supplemental information package for the quarter ended December 31, 2022, which is available on the Company’s website (www.welltower.com), for information and reconciliations of additional supplemental reporting measures.
About Welltower Welltower Inc. (NYSE:WELL), an S&P 500 company headquartered in Toledo, Ohio, is driving the transformation of health care infrastructure. The Company invests with leading seniors housing operators, post-acute providers and health systems to fund the real estate infrastructure needed to scale innovative care delivery models and improve people’s wellness and overall health care experience. Welltower™, a real estate investment trust (“REIT”), owns interests in properties concentrated in major, high-growth markets in the United States, Canada and the United Kingdom, consisting of seniors housing and post-acute communities and outpatient medical properties. More information is available at www.welltower.com. We routinely post important information on our website at www.welltower.com in the “Investors” section, including corporate and investor presentations and financial information. We intend to use our website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Such disclosures will be included on our website under the heading “Investors”. Accordingly, investors should monitor such portion of our website in addition to following our press releases, public conference calls and filings with the Securities and Exchange Commission. The information on our website is not incorporated by reference in this press release, and our web address is included as an inactive textual reference only.
Forward-Looking Statements and Risk Factors This press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. When Welltower uses words such as “may,” “will,” “intend,” “should,” “believe,” “expect,” “anticipate,” “project,” “pro forma,” “estimate” or similar expressions that do not relate solely to historical matters, Welltower is making forward-looking statements. Forward-looking statements, including statements related to Funds From Operations guidance, are not guarantees of future performance and involve risks and uncertainties that may cause Welltower’s actual results to differ materially from Welltower’s expectations discussed in the forward-looking statements. This may be a result of various factors, including, but not limited to: the impact of the COVID-19 pandemic; uncertainty regarding the implementation and impact of the CARES Act and future stimulus or other COVID-19 relief legislation; the status of the economy; the status of capital markets, including availability and cost of capital; issues facing the health care industry, including compliance with, and changes to, regulations and payment policies, responding to government investigations and punitive settlements and operators’/tenants’ difficulty in cost effectively obtaining and maintaining adequate liability and other insurance; changes in financing terms; competition within the health care and seniors housing industries; negative developments in the operating results or financial condition of operators/tenants, including, but not limited to, their ability to pay rent and repay loans; Welltower’s ability to transition or sell properties with profitable results; the failure to make new investments or acquisitions as and when anticipated; natural disasters and other acts of God affecting Welltower’s properties; Welltower’s ability to re-lease space at similar rates as vacancies occur; Welltower’s ability to timely reinvest sale proceeds at similar rates to assets sold; operator/tenant or joint venture partner bankruptcies or insolvencies; the cooperation of joint venture partners; government regulations affecting Medicare and Medicaid reimbursement rates and operational requirements; liability or contract claims by or against operators/tenants; unanticipated difficulties and/or expenditures relating to future investments or acquisitions; environmental laws affecting Welltower’s properties; changes in rules or practices governing Welltower’s financial reporting; the movement of U.S. and foreign currency exchange rates; Welltower’s ability to maintain its qualification as a REIT; key management personnel recruitment and retention; and other risks described in Welltower’s reports filed from time to time with the SEC. Welltower undertakes no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events or otherwise, or to update the reasons why actual results could differ from those projected in any forward-looking statements.

4Q22	Earnings Release	February 15, 2023
Welltower Inc.
Financial Exhibits

Consolidated Balance Sheets (unaudited)
(in thousands)
	December 31,
	2022	2021
Assets
Real estate investments:
Land and land improvements	$4,249,834	$3,968,430
Buildings and improvements	33,651,336	31,062,203
Acquired lease intangibles	1,945,458	1,789,628
Real property held for sale, net of accumulated depreciation	133,058	134,097
Construction in progress	1,021,080	651,389
Less accumulated depreciation and intangible amortization	(8,075,733)	(6,910,114)
Net real property owned	32,925,033	30,695,633
Right of use assets, net	323,942	522,796
Real estate loans receivable, net of credit allowance	890,844	1,068,681
Net real estate investments	34,139,819	32,287,110
Other assets:
Investments in unconsolidated entities	1,499,790	1,039,043
Goodwill	68,321	68,321
Cash and cash equivalents	631,681	269,265
Restricted cash	90,611	77,490
Straight-line rent receivable	322,173	365,643
Receivables and other assets	1,140,838	803,453
Total other assets	3,753,414	2,623,215
Total assets	$37,893,233	$34,910,325

Liabilities and equity
Liabilities:
Unsecured credit facility and commercial paper	$—	$324,935
Senior unsecured notes	12,437,273	11,613,758
Secured debt	2,110,815	2,192,261
Lease liabilities	415,824	545,944
Accrued expenses and other liabilities	1,535,325	1,235,554
Total liabilities	16,499,237	15,912,452
Redeemable noncontrolling interests	384,443	401,294
Equity:
Common stock	491,919	448,605
Capital in excess of par value	26,742,750	23,133,641
Treasury stock	(111,001)	(107,750)
Cumulative net income	8,804,950	8,663,736
Cumulative dividends	(15,514,097)	(14,380,915)
Accumulated other comprehensive income	(119,707)	(121,316)
Total Welltower Inc. stockholders’ equity	20,294,814	17,636,001
Noncontrolling interests	714,739	960,578
Total equity	21,009,553	18,596,579
Total liabilities and equity	$37,893,233	$34,910,325

4Q22	Earnings Release	February 15, 2023

Consolidated Statements of Income (unaudited)
(in thousands, except per share data)
		Three Months Ended		Twelve Months Ended
		December 31,		December 31,
		2022	2021	2022	2021
	Revenues:
	Resident fees and services	$1,100,671	$897,251	$4,173,711	$3,197,223
	Rental income	372,002	359,145	1,451,786	1,374,695
	Interest income	36,646	39,672	150,571	137,563
	Other income	9,212	13,196	84,547	32,634
	Total revenues	1,518,531	1,309,264	5,860,615	4,742,115
	Expenses:
	Property operating expenses	938,838	785,179	3,558,770	2,774,562
	Depreciation and amortization	342,286	284,501	1,310,368	1,037,566
	Interest expense	140,391	121,848	529,519	489,853
	General and administrative expenses	41,319	33,109	150,390	126,727
	Loss (gain) on derivatives and financial instruments, net	258	(830)	8,334	(7,333)
	Loss (gain) on extinguishment of debt, net	87	(1,090)	680	49,874
	Provision for loan losses, net	10,469	(39)	10,320	7,270
	Impairment of assets	13,146	2,357	17,502	51,107
	Other expenses	24,954	15,483	101,670	41,739
	Total expenses	1,511,748	1,240,518	5,687,553	4,571,365
	Income (loss) from continuing operations before income taxes
	and other items	6,783	68,746	173,062	170,750
	Income tax (expense) benefit	4,088	(2,051)	(7,247)	(8,713)
	Income (loss) from unconsolidated entities	(4,650)	(12,174)	(21,290)	(22,933)
	Gain (loss) on real estate dispositions, net	(4,423)	11,673	16,043	235,375
	Income (loss) from continuing operations	1,798	66,194	160,568	374,479

	Net income (loss)	1,798	66,194	160,568	374,479
Less:	Net income (loss) attributable to noncontrolling interests (1)	5,526	7,522	19,354	38,341
	Net income (loss) attributable to common stockholders	$(3,728)	$58,672	$141,214	$336,138
	Average number of common shares outstanding:
	Basic	483,305	436,909	462,185	424,976
	Diluted	483,305	438,719	465,158	426,841
	Net income (loss) attributable to common stockholders per share:
	Basic	$(0.01)	$0.13	$0.31	$0.79
	Diluted(2)	$(0.01)	$0.13	$0.30	$0.78
	Common dividends per share	$0.61	$0.61	$2.44	$2.44

(1) Includes amounts attributable to redeemable noncontrolling interests.
(2) Includes adjustment to the numerator for income (loss) attributable to OP Units and DownREIT Units.

4Q22	Earnings Release	February 15, 2023

FFO Reconciliations				Exhibit 1
(in thousands, except per share data)	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2022	2021	2022	2021
Net income (loss) attributable to common stockholders	$(3,728)	$58,672	$141,214	$336,138
Depreciation and amortization	342,286	284,501	1,310,368	1,037,566
Impairments and losses (gains) on real estate dispositions, net	17,569	(9,316)	1,459	(184,268)
Noncontrolling interests(1)	(13,989)	(13,988)	(56,529)	(54,190)
Unconsolidated entities(2)	15,847	19,107	81,560	85,476
NAREIT FFO attributable to common stockholders	357,985	338,976	1,478,072	1,220,722
Normalizing items, net(3)	46,247	23,136	80,198	147,816
Normalized FFO attributable to common stockholders	$404,232	$362,112	$1,558,270	$1,368,538

Average diluted common shares outstanding
For net income (loss) purposes	483,305	438,719	465,158	426,841
For FFO purposes	486,419	438,719	465,158	426,841

Per diluted share data attributable to common stockholders:
Net income (loss)(5)	$(0.01)	$0.13	$0.30	$0.78
NAREIT FFO	$0.74	$0.77	$3.18	$2.86
Normalized FFO	$0.83	$0.83	$3.35	$3.21

Normalized FFO Payout Ratio:
Dividends per common share	$0.61	$0.61	$2.44	$2.44
Normalized FFO attributable to common stockholders per share	$0.83	$0.83	$3.35	$3.21
Normalized FFO payout ratio	73%	73%	73%	76%

Other items:(6)
Net straight-line rent and above/below market rent amortization(7)	$(26,539)	$(18,792)	$(106,496)	$(77,464)
Non-cash interest expenses(8)	6,167	7,027	21,805	21,599
Recurring cap-ex, tenant improvements, and lease commissions	(62,122)	(46,344)	(179,133)	(100,925)
Stock-based compensation	6,569	2,945	26,027	16,934

(1) Represents noncontrolling interests' share of net FFO adjustments.
(2) Represents Welltower's share of net FFO adjustments from unconsolidated entities.
(3) See Exhibit 2.
(4) Foreign currency impact is calculated assuming constant exchange rates for all periods presented of 1.2606 for USD/CAD and of 1.3483 for GBP/USD.
(5) Includes adjustment to the numerator for income (loss) attributable to OP unitholders.
(6) Amounts presented net of noncontrolling interests' share and including Welltower's share of unconsolidated entities.
(7) Excludes normalized other impairment (see Exhibit 2).
(8) Excludes normalized foreign currency loss (gain) (see Exhibit 2).

4Q22	Earnings Release	February 15, 2023

Normalizing Items				Exhibit 2
(in thousands, except per share data)	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	2022		2021	2022	2021
Loss (gain) on derivatives and financial instruments, net	$258	(1)	$(830)	$8,334	$(7,333)
Loss (gain) on extinguishment of debt, net	87	(2)	(1,090)	680	49,874
Provision for loan losses, net	10,469	(3)	(39)	10,320	7,270
Income tax benefits	(6,784)	(4)	—	(6,784)	(6,298)
Other impairment	—		—	(620)	49,241
Other expenses	24,954	(5)	15,483	101,670	41,739
Lease termination and leasehold interest adjustment	—		1,400	(64,854)	760
Casualty losses, net of recoveries	7,377	(6)	4,788	10,391	5,786
Foreign currency loss (gain)	(1,090)	(7)	—	2,787	—
Normalizing items attributable to noncontrolling interests and unconsolidated entities, net	10,976	(8)	3,424	18,274	6,777
Net normalizing items	$46,247		$23,136	$80,198	$147,816

Average diluted common shares outstanding	486,419		438,719	465,158	426,841
Net normalizing items per diluted share	$0.10		$0.05	$0.17	$0.35

(1) Primarily related to mark-to-market of the equity warrants received as part of the Safanad/HC-One transaction that closed in 2021.
(2) Primarily related to the extinguishment of secured debt.
(3) Primarily related to the recognition of a specific reserve for a Triple-net held to maturity debt security.
(4) Primarily related to the release of valuation allowances.
(5) Primarily related to non-capitalizable transaction costs and an accrual for non-capitalizable promotes.
(6) Primarily relates to casualty losses net of any insurance recoveries.
(7) Primarily relates to foreign currency gains and losses related to accrued interest on intercompany loans and third party debt denominated in a foreign currency.
(8) Primarily related to hypothetical liquidation at book value adjustments related to in substance real estate investments.

Outlook Reconciliation: Year Ending December 31, 2023		Exhibit 3
(in millions, except per share data)	Current Outlook
	Low	High
FFO Reconciliation:
Net income attributable to common stockholders	$280	$369
Impairments and losses (gains) on real estate dispositions, net(1)	(30)	(30)
Depreciation and amortization(1)	1,402	1,402
NAREIT FFO and Normalized FFO attributable to common stockholders	$1,652	$1,741

Diluted per share data attributable to common stockholders:
Net income	$0.57	$0.75
NAREIT FFO and Normalized FFO	$3.35	$3.53

Other items:(1)
Net straight-line rent and above/below market rent amortization	$(126)	$(126)
Non-cash interest expenses	23	23
Recurring cap-ex, tenant improvements, and lease commissions	(172)	(172)
Stock-based compensation	30	30

(1) Amounts presented net of noncontrolling interests' share and Welltower's share of unconsolidated entities.

4Q22	Earnings Release	February 15, 2023

SSNOI Reconciliation			Exhibit 4
(in thousands)	Three Months Ended
	December 31,
	2022	2021	% growth
Net income (loss)	$1,798	$66,194
Loss (gain) on real estate dispositions, net	4,423	(11,673)
Loss (income) from unconsolidated entities	4,650	12,174
Income tax expense (benefit)	(4,088)	2,051
Other expenses	24,954	15,483
Impairment of assets	13,146	2,357
Provision for loan losses, net	10,469	(39)
Loss (gain) on extinguishment of debt, net	87	(1,090)
Loss (gain) on derivatives and financial instruments, net	258	(830)
General and administrative expenses	41,319	33,109
Depreciation and amortization	342,286	284,501
Interest expense	140,391	121,848
Consolidated NOI	579,693	524,085
NOI attributable to unconsolidated investments(1)	24,950	20,287
NOI attributable to noncontrolling interests(2)	(27,523)	(27,889)
Pro rata NOI	577,120	516,483
Non-cash NOI attributable to same store properties	(16,075)	(12,495)
NOI attributable to non-same store properties	(146,465)	(121,643)
Currency and ownership adjustments(3)	5,299	582
Normalizing adjustments, net(4)	900	(10,154)
Same Store NOI (SSNOI)	$420,779	$372,773	12.9%

Seniors Housing Operating	185,121	144,510	28.1%
Seniors Housing Triple-net	104,459	100,166	4.3%
Outpatient Medical	108,362	106,145	2.1%
Long-Term/Post-Acute Care	22,837	21,952	4.0%
Total SSNOI	$420,779	$372,773	12.9%

Notes:	(1) Represents Welltower's interests in joint ventures where Welltower is the minority partner.
(2) Represents minority partners' interests in joint ventures where Welltower is the majority partner and includes an adjustment to remove NOI related to certain leasehold properties.
(3) Includes adjustments to reflect consistent property ownership percentages and foreign currency exchange rates for properties in the U.K. and Canada.
(4) Includes other adjustments described in the accompanying Supplement.

4Q22	Earnings Release	February 15, 2023

Reconciliation of SHO SS REVPOR Growth		Exhibit 5
(in thousands except SS REVPOR)	Three Months Ended
	December 31,
	2022	2021
Consolidated SHO revenues	$1,104,995	$904,780
Unconsolidated SHO revenues attributable to WELL(1)	56,808	47,678
SHO revenues attributable to noncontrolling interests(2)	(66,657)	(74,894)
SHO pro rata revenues(3)	1,095,146	877,564
Non-cash revenues on same store properties	(556)	(556)
Revenues attributable to non-same store properties	(292,902)	(138,259)
Currency and ownership adjustments(4)	9,897	1,068
Normalizing adjustment for government grants(5)	—	(3,011)
Other normalizing adjustments(6)	—	(242)
SHO SS revenues(7)	$811,585	$736,564

Average occupied units/month(8)	51,251	49,987
SHO SS REVPOR(9)	$5,235	$4,872
SS REVPOR YOY growth	7.5%

(1) Represents Welltower's interests in joint ventures where Welltower is the minority partner.
(2) Represents minority partners' interests in joint ventures where Welltower is the majority partner and includes an adjustment to remove revenues related to certain leasehold properties.
(3) Represents SHO revenues at Welltower pro rata ownership.
(4) Includes where appropriate adjustments to reflect consistent property ownership percentages, to translate Canadian properties at a USD/CAD rate of 1.2738 and to translate UK properties at a GBP/USD rate of 1.3501.

(5) Represents normalizing adjustment related to amounts recognized related to the Health and Human Services Provider Relief Fund in the United States and similar programs in the United Kingdom and Canada.
(6) Represents aggregate normalizing adjustments which are individually less than .50% of SSNOI growth.
(7) Represents SS SHO REVPOR revenues at Welltower pro rata ownership.
(8) Represents average occupied units for SS properties on a pro rata basis.
(9) Represents pro rata SS average revenues generated per occupied room per month.

4Q22	Earnings Release	February 15, 2023

Net Debt to Adjusted EBITDA Reconciliation			Exhibit 6
(in thousands)	Three Months Ended
	December 31, 2022		December 31, 2021
Net income (loss)	$1,798		$66,194
Interest expense	140,391		121,848
Income tax expense (benefit)	(4,088)		2,051
Depreciation and amortization	342,286		284,501
EBITDA	480,387		474,594
Loss (income) from unconsolidated entities	4,650		12,174
Stock-based compensation	6,569		2,945
Loss (gain) on extinguishment of debt, net	87		(1,090)
Loss (gain) on real estate dispositions, net	4,423		(11,673)
Impairment of assets	13,146		2,357
Provision for loan losses, net	10,469		(39)
Loss (gain) on derivatives and financial instruments, net	258		(830)
Other expenses	24,954		15,483
Leasehold interest adjustment(1)	—		1,400
Casualty losses, net of recoveries	7,377		4,788
Adjusted EBITDA	552,320		500,109

Total debt(2)	$14,661,552		$14,242,637
Cash and cash equivalents and restricted cash	(722,292)		(346,755)
Net debt	$13,939,260		$13,895,882

Adjusted EBITDA annualized	$2,209,280		$2,000,436
Net debt to Adjusted EBITDA ratio	6.31	x	6.95	x

Note:
(1) Represents revenues and operating expenses associated with a leasehold portfolio interest relating to 26 properties assumed by a wholly-owned affiliate in conjunction with the Holiday Retirement transaction. Subsequent to the initial transaction, we purchased eight of the leased properties and one of the properties was sold by the landlord and removed from the lease. No rent was paid in excess of net cash flow relating to the leasehold properties and therefore, the net impact has been excluded from Adjusted EBITDA.

(2) Amounts include unamortized premiums/discounts, other fair value adjustments and financing lease liabilities. Excludes operating lease liabilities related to ASC 842 adoption.

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